UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2012

Motricity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
601 108th Avenue Northeast
Suite 900
Bellevue, WA 98004

(Address of Principal Executive Offices, including Zip Code)
(425) 957-6200
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.
On May 29, 2012 Motricity, Inc. (the “Company”) announced that it entered into an employment offer letter with Nathan Fong (the “Fong Offer Letter”). Pursuant to the Fong Offer Letter, Mr. Fong will commence serving as the Company’s Chief Financial Officer as of June 12, 2012. The Company's interim chief financial officer Stephen Cordial, a partner with Tatum LLC, will stay on with Motricity through a brief transition
Under the terms of the Fong Offer Letter, Mr. Fong will be entitled to an annual base salary of $300,000. Additionally, in accordance with the terms of the Fong Offer Letter and the Company’s 2010 Long-Term Incentive Plan, the Compensation Committee of the Company’s Board of Directors approved the grant to Mr. Fong of options to purchase 460,000 shares of the Company’s common stock effective upon the completion of the Company’s contemplated rights offering, 25% of which options will vest in equal tranches on each of the first four anniversaries of Mr. Fong’s employment date and 75% of which options shall vest on the third anniversary of Mr. Fong’s employment date provided that certain stock price targets are achieved. Under the terms of the Fong Offer Letter, Mr. Fong will be eligible to participate in the Company’s 2012 Corporate Incentive Plan and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under the Fong Offer Letter, if the Company terminates Mr. Fong’s employment without cause, as defined in the Company’s Amended and Restated Executive Severance and Change of Control Plan, he would receive six months of continued base salary payments.
Mr. Fong, 48 years old, has more than two decades of experience in corporate finance. He joins Motricity from Atrinsic, Inc., a direct-to-consumer Internet search-marketing company, where he served as interim chief financial officer from February 2011 and chief executive officer from January 2012. Prior to joining Atrinsic, Inc., from 2008 to 2011, Mr. Fong served as executive vice president and chief financial officer of The Orchard Enterprise, Inc., an industry pioneer and innovator in digital media services. Mr. Fong served as chief financial officer of Rodale International, a global publisher of health and wellness books and magazines, from 2004 to 2007, and Discovery Networks International, a leading media and entertainment company from 2003 to 2007. Earlier in his career, he was divisional vice president of finance at Twentieth Century Fox International. Mr. Fong has a Bachelor of Arts in Accounting from Michigan State University and a Master of Business Administration from the University of Rochester.
On May 22, 2012, the Company and Richard Stalzer amended Mr. Stalzer’s offer letter (the “Original Offer Letter”) dated January 12, 2012 whereby Mr. Stalzer became employed by the Company as President of Mobile Marketing and Advertising. Pursuant to the amendment, Mr. Stalzer will be entitled to purchase 460,000 shares of the Company’s common stock under the Company’s 2010 Long-Term Incentive Plan effective upon the completion of the Company’s contemplated rights offering, 25% of which options will vest in equal tranches on each of the first four anniversaries of Mr. Stalzer’s employment date and 75% of which options shall vest on the third anniversary of Mr. Stalzer’s employment date provided that certain stock price targets are achieved. Other than the amendment to Mr. Stalzer’s stock compensation, the Original Offer Letter remains in full force and effect in accordance with its original terms.
The foregoing descriptions of the Fong Offer Letter and the amendment to Mr. Stalzer’s offer letter do not purport to be complete and are qualified in their entirety by the Fong Offer Letter and the amendment to Stalzer’s offer letter filed as Exhibits 10.1 and 10.2 hereto, which are incorporated herein by reference.

Item 8.01 Other Items.
On May 29, 2012, the Company issued a press release announcing the appointment of Nathan Fong to the position of Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Nathan Fong Offer Letter
10.2	Amendment to Stalzer Offer Letter
99.1	Press release, May 29, 2012, issued by Motricity, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

May 29, 2012	By:	/s/ James R. Smith, Jr.
(Date)		James R. Smith, Jr. Interim Chief Executive Officer